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THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED AUGUST 21, 2001 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. PURCHASER (AS DEFINED BELOW) IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE THE SECURITIES, "BLUE SKY" OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER BY OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE
LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              NEWSEDGE CORPORATION

                                       AT

                               $2.30 NET PER SHARE

                                       BY

                       INFOBLADE ACQUISITION CORPORATION,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                             THE THOMSON CORPORATION

            InfoBlade Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of The Thomson Corporation, a corporation organized under the laws of Ontario, Canada ("Parent"), is offering to purchase all the outstanding shares of common stock, $0.01 par value per share (including, without limitation, all shares issuable upon the conversion of any convertible security or upon the exercise of any options, warrants or rights (collectively, the "Shares")), of NewsEdge Corporation, a Delaware corporation ("NewsEdge"), for $2.30 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 21, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Following the consummation of

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the Offer, Purchaser and Parent intend to effect the Merger (as defined below)
in the manner described below.

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.
---------------------------------------------------------------------------

            THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS OR RIGHTS, BUT EXCLUDING OPTIONS AND WARRANTS OWNED BY THE SELLING STOCKHOLDERS (AS DEFINED BELOW)).

            The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 6, 2001 (the "Merger Agreement"), among Parent, Purchaser and NewsEdge. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware Law"), Purchaser will be merged with and into NewsEdge (the "Merger"). As a result of the Merger, NewsEdge will continue as the surviving corporation (the "Surviving Corporation") and will become an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time") and without any action on the part of the holder thereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of NewsEdge and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law, if any) will be cancelled and converted automatically into the right to receive $2.30 net in cash, or any higher price that may be paid per Share in the Offer, without interest.

            Simultaneously with the execution of the Merger Agreement, Parent and Purchaser have entered into a Stockholders Agreement dated as of August 6, 2001 (the "Stockholders Agreement") with all of the directors and certain executive officers of NewsEdge and a significant stockholder of NewsEdge (collectively, the "Selling Stockholders") pursuant to which each Selling Stockholder agreed, among other things, to tender all of their respective Shares in the Offer and agreed to vote all of their respective Shares in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and against certain alternative transactions. The Merger Agreement, the Stockholders Agreement and related agreements and transactions contemplated thereby are more fully described in the Offer to Purchase.

            THE BOARD OF DIRECTORS OF NEWSEDGE HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (COLLECTIVELY, THE "TRANSACTIONS"), ARE FAIR TO, AND IN THE

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BEST INTERESTS OF, THE HOLDERS OF THE SHARES, AND HAS APPROVED AND DECLARED
ADVISABLE THE TRANSACTIONS, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

            For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to Computershare Trust Company of New York (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares will be made by depositing the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the stock certificates evidencing such Shares validly tendered and not properly withdrawn (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in connection with any book-entry transfer and (iii) any other documents required under the Letter of Transmittal.

            The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, September 18, 2001 (the "Expiration Date"), unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) extends the period during which the Offer is open, in which case the "Expiration Date" will mean the latest time and date at which the Offer, as Purchaser has extended it, will expire.

            Purchaser expressly reserves the right (subject to the terms and conditions of the Merger Agreement), to extend the Offer beyond the Expiration Date if any of the conditions specified in Section 14 of the Offer to Purchase shall not have been satisfied or waived until such conditions are satisfied or waived, provided that Purchaser shall only be permitted three such extensions for periods of up to five business days, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

            Shares may be withdrawn at any time prior to the Expiration Date. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must

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be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. If a stockholder tenders Shares by giving instructions to a broker or bank, such stockholder must instruct the broker or bank to arrange for the withdrawal of such Shares. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

            The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

            NewsEdge has provided Purchaser with NewsEdge's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on NewsEdge's stockholder lists and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

            THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY IN THEIR ENTIRETY, BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

            Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal, Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                [INNISFREE LOGO]

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                         501 Madison Avenue, 20th Floor
                            New York, New York 10022

                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833

                    ALL OTHERS CALL TOLL FREE: (888) 750-5834



August 21, 2001